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                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT


  The following are subsidiaries of Interpore International, Inc. (Delaware corporation):

    Cross Medical Products, Inc. (Delaware corporation)
    Interpore Cross International, Inc. (California corporation)
    Interpore Orthopedics, Inc. (Delaware corporation)